Exhibit 99.2
NORTHROP GRUMMAN CORPORATION
NOTICE OF REDEMPTION OF ALL OUTSTANDING SHARES OF
SERIES B CONVERTIBLE PREFERRED STOCK
CUSIP NUMBER 666807300
Northrop Grumman Corporation (the “Company”) has elected to redeem on April 4, 2008 (the “Redemption Date”) all of its outstanding shares of Series B Convertible Preferred Stock (the “Preferred Stock”) pursuant to Section 4 of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the “Certificate of Designations”). This Notice of Redemption and the enclosed Letter of Transmittal (the “Letter of Transmittal”) are being mailed on February 21, 2008 to all holders of record of the Preferred Stock as of the close of business on February 20, 2008. Our records indicate that you currently hold shares of Preferred Stock. If you hold shares in certificate form, those certificates must be returned in order to process the shares of Preferred Stock represented by the certificates for redemption or, if you so elect, for conversion into shares of the Company’s Common Stock, par value $1.00 (the “Common Stock”). The terms of the redemption are summarized below, along with the terms of conversion.
You should refer to the Certificate of Designations for a complete description of your rights. Terms not defined in this Notice have the meanings assigned to them in the Certificate of Designations. Computershare, the Company’s Transfer Agent, is also serving as redemption agent and conversion agent for the Company.
Redemption Terms:
On the Redemption Date, each share of Preferred Stock will be redeemed for shares of Common Stock based on the redemption ratio. The redemption ratio is calculated as follows: holders of shares of Preferred Stock will receive the number of shares of Common Stock equal to the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, to the Redemption Date, divided by the Current Market Price of the Common Stock as of the Redemption Date. The Liquidation Value of each share of Preferred Stock, determined according to the Certificate of Designations, will be $100.00 on the Redemption Date. The accrued and unpaid dividend on each share of Preferred Stock to the Redemption Date will be $1.536111. The Current Market Price on the Redemption Date will be the average of the closing prices per share of Common Stock for the five (5) consecutive trading days ending two (2) trading days prior to the Redemption Date. On the Redemption Date, the Preferred Stock will be deemed to cease to be outstanding and dividends on the Preferred Stock will cease to accrue. For redemption of your shares of Preferred Stock, send your certificates, if any and the properly completed and executed Letter of Transmittal to Computershare. Any shares of Preferred Stock not surrendered for redemption shall be deemed to be redeemed on the Redemption Date.
The redemption ratio for the redemption of the Preferred Stock cannot be determined until April 2, 2008, which is two (2) business days prior to the Redemption Date when the Current Market Price will be known. If the redemption had taken place on December 31, 2007, each share of Preferred Stock would have been redeemed for 1.261 shares of Common Stock.

Draft 2/20/2008 2:44:54 PM
Conversion Terms:
As of the date of this Notice of Redemption, each share of Preferred Stock is convertible into 1.822267 shares of Common Stock, in accordance with Section 8 of the Certificate of Designations. The right of holders of Preferred Stock to exercise their conversion right shall terminate on April 3, 2008, unless the Company defaults on the Redemption. Holders of Preferred Stock who elect to convert their shares into shares of Common Stock will not be entitled to any accrued and unpaid dividends on the Preferred Stock. The Company will pay a Common Stock dividend to holders of record of Common Stock as of March 3, 2008, including Preferred Stock holders who convert shares of Preferred Stock into Common Stock and hold such Common Stock of record on March 3, 2008. If you wish to convert your shares of Preferred Stock into Common Stock, Computershare must receive any certificates you hold representing shares of Preferred Stock and the properly completed and executed Letter of Transmittal by close of business (5:00 P.M., Eastern Daylight Time), on April 3, 2008, which is the last business day prior to the Redemption Date.
Fractional Shares. The Company will not issue any fractional share of Common Stock to a holder of Preferred Stock upon conversion or redemption, and will pay cash in lieu of any fractional share of Common Stock that results from the conversion or redemption formula.
Beneficial Owners. Any beneficial owner whose shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact them to have their shares processed.
Holders of shares of the Preferred Stock, who wish to either redeem or convert, should surrender their share certificates, if any, and a properly completed and executed copy of the enclosed Letter of Transmittal, to Computershare at the following address:

If By Mail:	If By Overnight Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attention: Corporate Actions	Attention: Corporate Action
P.O. Box 43011	250 Royall Street
Providence, RI 02940-3011	Canton, MA 02021
     The manner of delivery of any Preferred Stock certificates and the Letter of Transmittal is at your discretion and risk; however, we suggest transmittal by insured, registered mail.
Northrop Grumman Corporation
Dated: February 21, 2008
IF YOU HAVE ANY QUESTIONS ABOUT THIS NOTICE OF REDEMPTION AND THE ENCLOSED LETTER OF TRANSMITTAL, PLEASE CALL COMPUTERSHARE AT (800)546-5141 (WITHIN THE U.S., CANADA and PUERTO RICO), OR (781)575-2765 (OUTSIDE THE U.S., CANADA AND PUERTO RICO)

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